Exhibit 99.1

For release:	May 3, 2010

Contact:	Media
Linda Hohn
Associate General Counsel
(610) 660-6862
lhohn@uai-group.com
United America Indemnity, Ltd. Reports First Quarter 2010 Financial Results
George Town, Grand Cayman, Cayman Islands (May 3, 2010) – United America Indemnity, Ltd. (NASDAQ:INDM) today reported net income for the three months ended March 31, 2010 of $18.9 million or $0.31 per share compared to net income of $7.2 million or $0.20 per share for the same period in 2009. Operating income for the three months ended March 31, 2010 was $7.9 million or $0.13 per share compared to operating income of $13.5 million or $0.38 per share for the same period of 2009.
Selected Operating and Balance Sheet Data

	For the Three Months
	Ended March 31,
(Dollars in millions, except per share data)	2010	2009

Net income	$18.9	$7.2
Net income per share	$0.31	$0.20

Operating income	$7.9	$13.5
Operating income per share	$0.13	$0.38
Operating income / (loss), a non-GAAP financial measure, is equal to net income / (loss) excluding after-tax net realized investment gains (losses). A reconciliation of operating income is set forth at the end of this press release.

	As of	As of
	March 31,	December 31,
(Dollars in millions except per share amounts)	2010	2009

Book value per share	$14.03	$13.74
Shareholders’ equity	$850.6	$832.0
Cash & invested assets	$1,731.1	$1,731.3
Selected Financial Data for the Three Months Ended March 31, 2010:
•	Net income of $18.9 million or $0.31 per share.
•	Operating income of $7.9 million or $0.13 per share.
•	Gross premiums written of $92.9 million.
•	Current accident year combined ratio of 103.6.
•	Calendar year combined ratio of 101.6.
•	After tax investment return of 5.2%, including $11.0 million of realized investment gains net of tax.
•	Shareholders’ equity growth of 2.2%.
•	Book value per share growth of 2.1%.

United America Indemnity’s Combined Ratio for the Three Months Ended March 31, 2010 and 2009
The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Three Months Ended March 31,
	2010	2009
Loss Ratio:
Current Accident Year	63.0	61.7
Changes to Prior Accident Year	(4.0)	(0.9)

Loss Ratio – Calendar Year	59.0	60.8

Expense Ratio	42.6	39.2

Combined Ratio	101.6	100.0

For the three months ended March 31st, the calendar year loss ratio decreased by 1.8 points to 59.0 points in 2010 from 60.8 points in 2009.
•	The current accident year loss ratio increased by 1.3 points to 63.0 points in 2010 from 61.7 in 2009.
•	The property loss ratio increased by 4.3 points to 56.8 points in 2010 from 52.5 points in 2009 primarily due to increased frequency of storms and higher reinsurance costs.
•
The casualty loss ratio improved 0.5 points to 67.6 points in 2010 from 68.1 points in 2009 due primarily to the growth and improved performance of the casualty business in reinsurance operations and improved performance in the casualty business in insurance operations.

•
A 3.1 point improvement in net loss and loss adjustment expense related to prior accident years. In 2010, $2.8 million of reserves were released due to positive emergence of approximately $2.6 million in casualty lines and approximately $0.2 million in property lines.

For the three months ended March 31st, the expense ratio increased from 39.2 points in 2009 to 42.6 points in 2010.
•
The expense ratio increase is mainly attributable to a decline in net premiums earned and the incurrence of infrastructure costs related to new product development, information technology upgrades, additional office locations, and redomestication.

United America Indemnity’s Three Months Ended March 31, 2010 and 2009 Gross and Net Premiums Written Results by Business Unit

	Three Months Ended March 31,
	Gross Premiums Written		Net Premiums Written
(Dollars in thousands)	2010	2009	2010	2009
Insurance Operations
Penn-America	$21,886	$32,338	$20,659	$27,156
United National	15,455	15,795	11,462	12,851
Diamond State	16,730	19,487	11,357	15,462

Total Insurance Operations	54,071	67,620	43,478	55,469

Reinsurance Operations
Wind River	38,782	31,568	38,003	31,144

Total	$92,853	$99,188	$81,481	$86,613

Insurance Operations: Gross premiums written for the three months ended March 31, 2010 decreased 20.0%, and net premiums written for the three months ended March 31, 2010 decreased 21.6%, compared to the same period in 2009. The reduction in gross premium is comprised mainly of the following:
•	$3.4 million due to terminated programs and agents.
•	A price decrease in aggregate of approximately 2.3%.
•	Continued soft market conditions.
Reinsurance Operations: Gross premiums written for the three months ended March 31, 2010 increased 22.9%, and net premiums written increased 22.0% compared to the same period in 2009. The increase in gross and net premiums written is primarily due to new excess of loss and quota share treaties.
# # #

Note: Tables Follow

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2010	2009
Gross premiums written	$92,853	$99,188

Net premiums written	$81,481	$86,613

Net premiums earned	$70,788	$78,540
Investment income, net	14,579	22,177
Net realized investment gains / (losses)	14,204	(8,596)

Total revenues	99,571	92,121

Net losses and loss adjustment expenses	41,789	47,740
Acquisition costs and other underwriting expenses	30,148	30,814
Corporate and other operating expenses	4,896	3,975
Interest expense	1,739	1,854

Income before income taxes	20,999	7,738
Income tax expense	2,069	723

Net income before equity in net income of partnership	18,930	7,015
Equity in net income / (loss) of partnership, net of tax	(29)	135

Net income	$18,901	$7,150

Weighted average shares outstanding–basic	60,369	35,036

Weighted average shares outstanding–diluted	60,409	35,082

Net income per share – basic	$0.31	$0.20

Net income per share – diluted	$0.31	$0.20

Combined ratio analysis:
Loss ratio	59.0	60.8
Expense ratio	42.6	39.2

Combined ratio	101.6	100.0

In computing the basic and diluted weighted share counts the number of shares outstanding prior to May 5, 2009 (the date that the common stock was issued in conjunction with the stockholders’ rights offering) was adjusted by a factor of 1.114 to reflect the impact of a bonus element associated with the rights offering in accordance with GAAP.
The loss ratio, expense ratio and combined ratio are non-GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share data)

	As of	As of
	March 31,	December 31,
	2010	2009
ASSETS
Bonds:
Available for sale securities, at fair value (amortized cost: 2010 - $1,495,858 and 2009 - $1,423,050)	$1,542,805	$1,471,572
Preferred shares:
Available for sale securities, at fair value (cost: 2010 - $930 and 2009 - $1,509)	2,230	2,599
Common shares:
Available for sale securities, at fair value (cost: 2010 - $54,420 and 2009 - $50,709)	68,332	63,057
Other invested assets:
Available for sale securities, at fair value (cost: 2010 - $4,255 and 2009 - $4,323)	5,448	6,854
Securities classified as trading, at fair value (cost: 2010 - $1,100 and 2009 - $1,145)	1,100	1,145

Total investments	1,619,915	1,545,227

Cash and cash equivalents	111,146	186,087
Agents’ balances	68,758	69,711
Reinsurance receivables	520,708	543,351
Federal income taxes receivables	397	3,521
Deferred federal income taxes	14,822	13,819
Deferred acquisition costs	33,658	33,184
Intangible assets	9,218	9,236
Prepaid reinsurance premiums	12,743	16,546
Other assets	25,276	25,098

Total assets	$2,416,641	$2,445,780

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,232,641	$1,257,741
Unearned premiums	138,472	131,582
Ceded balances payable	2,026	16,009
Contingent commissions	5,477	11,169
Notes and debentures payable	121,498	121,569
Payable for securities	35,975	37,258
Other liabilities	29,949	38,476

Total liabilities	1,566,038	1,613,804

Shareholders’ equity:
Common shares, $0.0001 par value, 900,000,000 common shares authorized; Class A common shares issued: 42,581,491 and 42,486,690, respectively; Class A common shares outstanding: 36,508,960 and 36,430,477, respectively; Class B common shares issued and outstanding: 24,122,744 and 24,122,744, respectively	7	7
Additional paid-in capital	620,444	619,469
Accumulated other comprehensive income	47,352	48,481
Class A common shares in treasury, at cost: 6,072,531 and 6,056,213 shares, respectively	(100,840)	(100,720)
Retained earnings	283,640	264,739

Total shareholders’ equity	850,603	831,976

Total liabilities and shareholders’ equity	$2,416,641	$2,445,780

UNITED AMERICA INDEMNITY, LTD.
SELECTED INVESTMENT DATA
(Unaudited)
(Dollars in millions)

	Market Value as of
	March 31, 2010	Dec 31, 2009

Fixed Maturities	$1,542.8	$1,471.6
Cash & cash equivalents	111.2	186.1

Total bonds and cash and cash equivalents	1,654.0	1,657.7
Equities and other invested assets	77.1	73.6

Total cash and invested assets	$1,731.1	$1,731.3

Three Months Ended
March 31, 2010 (a)

Net investment income	$12.3

Net realized investment gain	11.0
Net equity in net loss of partnerships	(0.1)
Net unrealized investment loss	(1.0)

Net realized and unrealized investment gains	9.9

Total investment return	$22.2

Average cash and investable assets (b)	$1,694.6

Total investment return % annualized	5.2%

(a)	Amounts in this table are shown on an after-tax basis.

(b)	Simple average of beginning and end of period, net of payable for securities.

UNITED AMERICA INDEMNITY, LTD.
SUMMARY OF OPERATING INCOME
(Unaudited)
(Dollars and shares in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2010	2009

Operating income	$7,908	$13,471
Adjustments:
Net realized investment gains / (losses), net of tax	10,993	(6,321)

Total after-tax adjustments	10,993	(6,321)

Net income	$18,901	$7,150

Weighted average shares outstanding – basic	60,369	35,036

Weighted average shares outstanding – diluted	60,409	35,082

Operating income per share – basic	$0.13	$0.38

Operating income per share — diluted	$0.13	$0.38

In computing the basic and diluted weighted share counts the number of shares outstanding prior to May 5, 2009 (the date that the common stock was issued in conjunction with the stockholders’ rights offering) was adjusted by a factor of 1.114 to reflect the impact of a bonus element associated with the rights offering in accordance with GAAP.
Note Regarding Operating Income
Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.

About United America Indemnity, Ltd.
United America Indemnity, Ltd. (NASDAQ:INDM), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, is a national and international provider of excess and surplus lines and specialty property and casualty insurance and reinsurance, both on an admitted and non-admitted basis. The Company’s four principal divisions include:
•	Insurance Operations:
•	Penn-America, which includes property and general liability products for small commercial businesses distributed through a select network of wholesale general agents with specific binding authority;

•	United National, which includes property, general liability, and professional lines products distributed through program administrators with specific binding authority;

•	Diamond State, which includes property, general liability, and professional lines products distributed through wholesale brokers and program administrators with specific binding authority.
•	Reinsurance Operations:
•	Wind River Reinsurance Company, Ltd., a Bermuda based treaty and facultative reinsurer of excess and surplus lines and specialty property and casualty insurance.
For more information, visit the United America Indemnity, Ltd. website at www.uai.ky.
Forward-Looking Information
This release contains forward-looking information about United America Indemnity, Ltd. and the operations of United America Indemnity, Ltd. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.
The business and operations of United America Indemnity, Ltd. is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity, Ltd.’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity, Ltd.’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity, Ltd.’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity, Ltd.’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity, Ltd.’s business; (8) changes in United America Indemnity, Ltd.’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity, Ltd.’s reinsurers may not be able to fulfill obligations; (10) investment performance and credit risk; and (11) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity, Ltd. does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.